Exhibit 10.19

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT (“Agreement”), dated and effective as of November 8, 2017 (“Effective Date”), is made by YayYo, Inc., a Delaware corporation, (“Company”) and Paul Wesley Richter, a natural person and resident of Commonwealth of Virginia. Company and Director may also be referred to individually as a “party” and collectively as the “parties.”

RECITALS:

WHEREAS, the Company appointed the Director as of the Effective Date and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other good consideration set forth herein, the sufficiency of such consideration being acknowledged by each party, the parties agree as follows:

1.       Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as an independent director of the Company, and the Director hereby agrees to serve the Company as an independent director and to do so upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial one year term on the Board shall be subject to any necessary approval by the Company’s stockholders who elect directors of the Company.

2.       Duties. (a) During the “Directorship Term” (as defined herein), the Director make reasonable business efforts to attend all Board meetings and quarterly pre-scheduled Board and Management conference calls, serve on appropriate Board committees as reasonably requested and agreed upon by the Board (except where the Director does not meet the eligibility requirements for such committees), make himself available to the Company at mutually convenient times and places, attend external meetings and presentations when agreed by the parties in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position and required by applicable laws. Notwithstanding any provision herein to the contrary, and for the convenience and cost savings of each party, the Director shall attend all Board meetings, stockholder meetings, Board committee meetings, related or Company external meetings and presentations, and other discussions, meetings and proceedings by conference call, Skype or Webcast/Internet-based video means and his physical presence shall not be required at any such Meeting, unless physical appearance is required by applicable laws.

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(b)(i) The Director will use his good faith efforts to protect and promote the best interests of the Company and its outside or public stockholders (as determined by the Director in his sole but reasonable discretion). The Director is a licensed lawyer in the Commonwealth of Virginia and represents public and private corporations, including foreign companies in Hong Kong, South Africa, Canada, Poland and Germany, and the Director will continue to be employed on a full-time basis in the private practice of law while serving as a director of the Company. The Director shall not knowingly perform and is not seeking to perform any paid legal services to the Company as legal counsel or to any stockholder, officer, director, employee of the Company as legal counsel. If the Director, as a legal counsel to other entities, believes or is advised that he has a potential conflict of interest in being a Director and serving as outside legal counsel to another entity, then the Director shall advise the Board of such conflict of interest issue in writing (“Notice”) and the Director agrees to resign as a director of the Board after tender of the Notice. As of the Effective Date, the Director does not represent in any capacity any other entity that competes directly against the Company in its primary business line.

(ii) Further, the Company recognizes that the Director (a) may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (b) may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

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3.       Compensation, (a) Quarterly Fee. The Company shall pay the Director a flat, fixed cash fee of Two Thousand Five Hundred Dollars and No Cents ($2,500.00) for each Company fiscal quarter of service as a Director (“Quarterly Fee”), which Quarterly Fee shall be paid as follows: (i) initial Quarterly Fee for fourth fiscal quarter of 2017 shall be paid on before November 30, 2017; and (ii) all subsequent Quarterly Fees shall be paid within thirty (30) days after the last day of each Company fiscal quarter in which the Director served as a director of the Board. To eliminate any doubt, the Director shall be deemed to have served as a director of the Board for a Company fiscal quarter if he was a director of the Board for at least sixty (60) days of the Company fiscal quarter in question. If a Director is not a Director for at least sixty (60) days in any Company fiscal quarter, then the Director shall not be entitled to the full Quarterly Fee but rather shall receive a fee equal to: the total number of days in the Company fiscal quarter in question that the Director was a director of the Board divided by ninety (90). The fiscal year end of the Company is December 31st. The Director will also receive a grant of a non-qualified stock option to purchase 20,000 shares of Company Common Stock for each fiscal quarter in which the Directors is a director of the Company (“Option”), subject to: (a) recommendation by compensation committee of the Company’s Board of Directors of the grant of the Option, (b) approval by disinterested directors of the Company’s Board of Directors of the grant of the Option and compliance with federal and Virginia securities laws for issuance of the Option. Each Option granted shall have at least a five-year exercise period and an exercise price for the shares of Company Common Stock based on fair market value calculations. Director agrees and understands that the Option and underlying shares of Common Stock are “restricted securities” under Rule 144 of the Securities Act of 1933, as amended.

(b)       Incentive Compensation Plan. Subject to meeting eligibility requirements, the Director will participate in each Company incentive compensation/option plan or equity plan that provides incentive compensation of any kind, whether securities or cash based, for outside directors of the Board.

4.       Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under Section 3 above shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith. Neither this Agreement nor any provision herein shall be construed as granting any employee rights to the Director or create any partnership or common enterprise between the parties.

5.       Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any Meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for expenses in excess of Two Hundred Dollars ($200.00) must be approved in advance by the Company’s Chief Executive Officer or Chief Financial Officer, which approval shall not be unreasonably delayed or withheld and shall be made by writing or by email.

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6.       Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur: (a) the death of the Director or his disability sufficient to prevent his competent performance of the duties of a director; (b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the vote or written consent of the requisite voting power of the stockholders of the Company, or the failure of the Company stockholders to re-elect the Director to the Board, or the refusal of the Board to nominate the Director for re-election to the Board as a management nominee; (d) the resignation by the Director from the Board; or (e) Director is legally barred from service as a director.

7.       Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

8.       Director Covenants. (a) Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

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(b)       Non-Solicitation. During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c)       Non-Compete. The Director agrees that during the Directorship Term and for a period of one (1) year thereafter, he shall not, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or non-lawyer consultant to any other corporation or enterprise that is a direct competitor of the Company in the Company’s primary business line, being: development and eventual commercialization of one of the first single sign-on metasearch “ridesharing” or “peer to peer transportation” applications (the “Service” or the “App”) for smartphone users that provides price comparison and booking (as well as other functionalities currently being developed) of eventually all available ridesharing and taxi services along with select limousine and other public and/or private transportation services. This non-compete restriction shall apply to any U.S.A. standard metropolitan in which the Company is then actively conducting the Service and realizes more than Five Hundred Thousand Dollars and No Cents ($500,000.00) in annual net revenues from users of the App in the most recently completed Company’s fiscal year. Nothing in this Section 8 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than five percent (5%) of the issued and outstanding voting stock of any class of securities of a corporation, which securities are publicly traded, so long as the Director has no active participation in the management or strategic planning of the business of such corporation or (iii) practicing law as outside legal counsel or a private practitioner of law. The parties agree that the practice of law by the Director or his legal representation of companies engaged in the ridesharing or peer-to-peer transportation (including such companies offering an on-line or smart phone accessible software application to schedule or administer the financial aspects of ridesharing or peer to peer transaction) or in custom developing software programs or applications for customers engaged in ridesharing business shall not constitute a breach of this Section 8(c).

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(d)       Insider Trading Guidelines. Director agrees to execute the Company’s reasonable Insider Trading Guidelines in the form attached hereto or, if none, the Director, who is a practicing securities lawyer for over 25 years and is knowledgeable about U.S. insider trading laws, agrees to abide by U.S. insider laws and prudent insider trading policies and practices that are usual and customary for companies with its securities publicly traded.

(e)       Remedies. The Director agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 8.

(f)       The provisions of this Section 8 shall survive any termination of the Directorship Term for one (l) year, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

9.       Indemnification. The Company shall indemnify Director to the fullest extent permitted under, and otherwise in accordance with the provisions of, Section 145 of the General Corporation Law of the State of Delaware in effect on the Effective Date or as such laws may from time to time be amended. When and if the Company is subject to the Form 10-K reporting requirements under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Company shall at all times during the Term of this Agreement maintain a standard policy of D&O insurance covering the actions of the Board, including those of Director, on behalf of the Company, in an amount to be determined by the Board.

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10.       Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party of any breach by the other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11.       Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

ATTN: Ramy El-Batrawi

YayYo, Inc.

433 North Camden Drive

Beverly Hills, California 90210

Telephone: (310) 926-2643

Email:ramy@yayyo.com

If to the Director:

Paul W. Richter

3901 Dominion Townes Circle

Richmond, Virginia 23223

Telephone: (804) 644 2182

Cell#: (703) 725-7299

Email: prosage@comcast.net

Either of the parties may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 11.

12.       Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

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11.       Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. The parties have not relied upon any representations not expressly set forth in this Agreement.

12.       Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without, reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in State of Delaware and the parties hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

14.       Legal Fees. The parties agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

15.       Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

16.       Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

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17.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the Effective Date.

YayYo, Inc., a Delaware corporation

By:	/s/ Ramy El-Batrawi

Name: Ramy El-Batrawi

Title:CEO

DIRECTOR: Paul Wesley Richter

/s/ Paul Wesley Richter
(Signature)

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